Exhibit 23.1



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-8 No. 333-70992) and related Reoffer Prospectus pertaining to The Nasdaq Stock Market, Inc. Equity Incentive Plan and to the incorporation by reference therein of our report dated January 26, 2001, except for Note 4 as to which the date is August 17, 2001, with respect to the consolidated financial statements of The Nasdaq Stock Market, Inc. included in its Form 10 (File No. 000-32651) for the year ended December 31, 2000, filed with the U.S. Securities and Exchange Commission.

                                                        /s/ Ernst & Young LLP

New York, New York
November 6, 2001